Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION AND NOTES
On January 31, 2026, Heritage Financial Corporation (“Heritage” or the “Company”) completed its previously announced merger (the “Merger”) with Olympic Bancorp, Inc. (“Olympic”), pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 25, 2025, by and between Heritage and Olympic.
The following unaudited pro forma condensed combined financial information and notes thereto are presented to illustrate the estimated effects of the Merger based on the historical financial statements and accounting records of Heritage and Olympic after giving effect to the Merger, including the Merger-related pro forma adjustments as described in the notes below. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting. Under this method, Olympic’s assets and liabilities as of the date of the Merger will be recorded at their respective fair values and added to those of Heritage. Any difference between the purchase price for Olympic and the fair value of the identifiable net assets acquired (including core deposit intangibles) will be recorded as goodwill. The goodwill resulting from the Merger will not be amortized to expense, but instead will be reviewed for impairment at least annually. Any core deposit intangible and other intangible assets with estimated useful lives to be recorded by Heritage in connection with the Merger will be amortized to expense over their estimated useful lives. The financial statements of Heritage issued after the Merger will reflect the results attributable to the acquired operations of Olympic beginning on the date of completion of the Merger.
The unaudited pro forma condensed combined balance sheet as of December 31, 2025 is presented as if the Merger had been consummated on December 31, 2025. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2025 are presented as if the Merger had been consummated on January 1, 2025.
The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to the pro forma events that are (i) directly related to the Merger, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of income, expected to have a continuing effect on the results of the combined company. The unaudited pro forma condensed combined financial information contained herein does not reflect the costs of any integration activities or benefits that may result from the realization of future cost savings from operating efficiencies, or any other synergies that may result from the Merger. The following unaudited pro forma condensed combined financial information gives effect to the Merger and includes adjustments for the following:
•Certain reclassifications to conform historical financial statement presentations between the companies;
•Application of the acquisition method of accounting under the provisions of topic ASC 805, “Business Combinations,” to reflect Merger consideration of approximately $185.0 million in exchange for all outstanding shares of Olympic common stock; and
•Adoption of Financial Accounting Standards Board Accounting Standards Update 2025-08 as of January 1, 2026. Under the updated guidance, the acquired financial assets were classified as either Purchased Credit Deteriorated ("PCD")--loans that have experienced more than insignificant credit deterioration since origination--or Purchased Seasoned Loans ("PSLs"). Per ASC 326-20-30-16, all loans that are acquired as part of a business combination accounted for using the acquisition method in accordance with Subtopic 805-20 that do not meet the definition of a PCD loan are determined to be PSLs. Under both classifications, the gross-up approach is applied where by the estimated allowance for credit loss as of the acquisition date is added back to the fair value to determine the gross amortized cost basis.
The following unaudited pro forma condensed combined financial information and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual results of operations or financial position would have been had the Merger been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future results of operations or financial position for any future period. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised.
The unaudited pro forma condensed combined financial statements should be read together with:
•Heritage’s audited consolidated financial statements and accompanying notes as of and for the year ended December 31, 2025, included in Heritage's Annual Report on Form 10-K for the year ended December 31, 2025 as filed with the Securities and Exchange Commission on February 27, 2026; and
•Olympic's audited consolidated financial statements and accompanying notes as of the year ended December 31, 2025, which are included as Exhibit 99.2 to this Current Report filed on Form 8-K/A.

Exhibit 99.3
Unaudited Pro Forma Condensed Combined Balance Sheet
as of December 31, 2025
(dollars in thousands, except per share data)

	Heritage Financial Corporation	Olympic Bancorp, Inc. (1)	Pro Forma Adjustments	Reclass and Other Adjustments	Reference	Pro Forma Combined
Assets
Cash and cash equivalents	233,089	$77,121	$—	$81,395	A	$391,605
Investment securities
Available for sale (at fair value)	607,522	516,352	(2,182)	(200,466)	B	921,226
Held to maturity	674,107	25,512	(1,959)	(23,553)	C	674,107
Loans and leases receivable	4,783,266	897,394	(29,113)	94,755	D	5,746,302
Allowance for credit losses on loans	(52,584)	(9,316)	(23)	—	E	(61,923)
Loans receivable, net	4,730,682	888,078	(29,136)	94,755		5,684,379
Premises and equipment, net	74,690	19,544	8,007	—	F	102,241
Federal Home Loan Bank stock, at cost	5,163	2,349	—	—		7,512
Bank owned life insurance	105,974	37,625	—	—		143,599
Accrued interest receivable	19,280	5,648		—		24,928
Prepaid expenses and other assets	273,925	65,300	(4,629)	(39,593)	G	295,003
Other intangible assets, net	1,979	—	50,305	—	H	52,284
Goodwill	240,939	17,105	16,064	—	I	274,108
Total assets	6,967,350	$1,654,634	$36,470	$(87,462)		$8,570,992

Liabilities and Shareholders’ Equity
Liabilities
Deposits
Non-interest bearing	$1,597,650	$426,158	$—	$—		$2,023,808
Interest bearing	4,322,549	969,031	(447)	—	J	5,291,133
Total deposits	5,920,199	1,395,189	(447)	—		7,314,941
Borrowings	20,000	30,000	—	(30,000)	K	20,000
Subordinated debt, net	22,350	35,000	—	(35,000)	L	22,350
Accrued expenses and other liabilities	83,297	46,366	18,524	(22,462)	M	125,725
Total liabilities	6,045,846	1,506,555	18,077	(87,462)		7,483,016
Common stock	531,100	20,132	164,864	—	N	716,096
Retained earnings	421,619	172,237	(178,910)	(11,851)	N	403,095
Accumulated other comprehensive loss, net	(31,215)	(44,290)	32,439	11,851	N	(31,215)
Total shareholders’ equity	921,504	148,079	18,393	—		1,087,976
Total liabilities and shareholders’ equity	$6,967,350	$1,654,634	$36,470	$(87,462)		$8,570,992
__________________
(1) Reclassifications have been made to conform with the presentation of Heritage.

Exhibit 99.3
Unaudited Pro Forma Condensed Combined Statement of Income
for the Year Ended December 31, 2025
(dollars in thousands, except per share data)

	Heritage Financial Corporation	Olympic Bancorp, Inc.	Pro Forma Adjustments	Reference	Pro Forma Combined
Loans and leases	$262,900	$52,968	$6,782	O	$322,650
Investment securities	45,515	16,576	7,448	P	69,539
Other interest income	5,821	1,535	—		7,356
Interest income	314,236	71,079	14,230		399,545
Deposits	79,336	15,566	447	Q	95,349
Borrowings	8,623	2,529	(2,529)	R	8,623
Subordinated debt	1,872	2,428	(2,428)	S	1,872
Interest expense	89,831	20,523	(4,510)		105,844
Net interest income	224,405	50,556	18,740		293,701
Provision for (reversal of) credit losses	1,968	(429)	—		1,539
Net interest income after provision for (reversal of) credit losses	222,437	50,985	18,740		292,162
Noninterest income	21,732	15,967	—		37,699
Noninterest expense	165,566	52,077	33,931	T	251,574
Income before income taxes	78,603	14,875	(15,191)		78,287
Income tax expense	11,071	2,444	(2,785)	U	10,730
Net income	$67,532	$12,431	$(12,406)		$67,557
Per Common Share Data
Basic earnings per share	$1.99	$78.04			$1.64
Diluted earnings per share	$1.96	$78.04			$1.62
Average number of basic shares outstanding	33,996,149	159,280	7,008,320	V	41,163,749
Average number of diluted shares outstanding	34,456,904	159,280	7,008,320	V	41,624,504

Exhibit 99.3
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(all amounts are in thousands, except shares and per share data, unless otherwise indicated)
NOTE 1 Basis of Presentation
The unaudited pro forma condensed combined financial statements and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of December 31, 2025 gives effect to the Merger as if it had occurred on that date. The unaudited pro forma condensed combined statement of income for year ended December 31, 2025 gives effect to the merger as if it had become effective on January 1, 2025. This information is not intended to reflect the actual results that would have been achieved had the Merger actually occurred on that date.
The pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary transaction accounting adjustments have been made solely for the purpose of providing the unaudited pro forma financial information. The transaction accounting adjustments are based upon available information and certain assumptions considered reasonable, and may be revised as additional information becomes available.
NOTE 2 Purchase Price
Pursuant to the Merger Agreement, each issued and outstanding share of Olympic capital stock was exchanged for 45.0 shares of Heritage common stock, with cash paid in lieu of fractional shares. After the Merger was completed, based on the number of issued and outstanding shares of Olympic capital stock on January 30, 2026 (the trading day immediately preceding the completion of the Merger), 7,167,600 shares of Heritage common stock were issued as Merger consideration. Based on the closing price of Heritage common stock on Nasdaq as of January 30, 2026 of $25.81, the Merger consideration that an Olympic shareholder was entitled to receive for each share of Olympic capital stock owned was $1,161.45 with an aggregate transaction value of approximately $185.0 million.
NOTE 3 Estimated Merger Costs
Estimated Merger costs of $18.5 million (net of $4.4 million of taxes) are included in the unaudited pro forma condensed combined financial statements. It is expected that these costs will be recognized over time. These cost estimates are forward-looking. The type and amount of actual costs incurred could vary materially from these estimates. The current estimates of the Merger costs, primarily comprised of anticipated cash charges are:

(dollars in thousands)
Change in control and vendor contract termination payments	$13,745
System conversion related expenses	$2,151
Legal and professional fees	$3,027
Other Merger related expenses	$4,012
Pre-tax Merger costs	$22,935
Taxes	$4,411
Total Merger costs	$18,524
NOTE 4 Pro Forma Adjustments to Unaudited Condensed Combined Financial Information
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change.
A.Pro forma Adjustments and Reclass and Other Adjustments to cash and cash equivalents to reflect the following.

(dollars in thousands)
Cash and cash equivalents as of December 31, 2025	$77,121
Pay out of Olympic company benefit plans, which have been fully accrued and occurred prior to the Merger in accordance with the Merger Agreement	(14,087)
Redemption of Olympic subordinated debt, which occurred prior to the Merger in accordance with the Merger Agreement	(35,000)
Payoff of Olympic borrowings prior to the Merger	(30,000)
Sales of investment securities which occurred subsequent to December 31, 2025 and prior to the completion of the Merger on January 31, 2026	160,482
Total cash and cash equivalents	$158,516
B.Sales of investment securities which occurred subsequent to December 31, 2025 and prior to the completion of the Merger on January 31, 2026, reclassification of certain municipal bonds from investments to loans receivable in conformity with Heritage’s accounting policies and reclassification of Olympic held to maturity investments to available for sale and adjustment to reflect the estimate of fair value on investment securities available for sale.

Exhibit 99.3
C.Sales of investment securities which occurred subsequent to December 31, 2025 and prior to the completion of the Merger on January 31, 2026, adjustment to reflect the estimate of fair value on investment securities held to maturity, reclassification of certain investments to loans receivable in conformity with Heritage’s accounting policies and reclassification of remaining held to maturity investments to available for sale.
D.Adjustment to reflect acquired loans at their estimated fair value, including current interest rates. In addition, includes the reclassification of certain municipal bonds and solar leases from Investment securities and Prepaid expenses and other assets and Accrued expenses and other liabilities to Loans receivable in conformity with Heritage’s accounting policies.
E.Adjustment to the allowance for credit losses (“ACL”) on loans to reflect the following:

(dollars in thousands)
Reversal of historical Olympic ACL on loans	$9,316
Increase in ACL on loans for gross-up of estimated lifetime of credit losses for purchased credit-deteriorated (PCD) loans	(174)
Increase in ACL on loans for gross-up of estimated lifetime of credit losses for purchased seasoned (PCL) loans	(9,165)
$(23)
Heritage has adopted Financial Accounting Standards Board Accounting Standards Update 2025-08 as of January 1, 2026. Under the updated guidance, the acquired financial assets were classified as either Purchased Credit Deteriorated ("PCD")--loans that have experienced more than insignificant credit deterioration since origination--or Purchased Seasoned Loans ("PSLs"). Per ASC 326-20-30-16, all loans that are acquired as part of a business combination accounted for using the acquisition method in accordance with Subtopic 805-20 that do not meet the definition of a PCD loan are determined to be PSLs. Under both classifications, the gross-up approach is applied where by the estimated allowance for credit loss as of the acquisition date is added back to the fair value to determine the gross amortized cost basis.
F.Adjustment to reflect the estimate of fair value on premises and equipment.
G.Adjustment to reflect estimate of fair value on solar equipment and related leases and reclassification to loans and leases receivable in conformity with Heritage’s accounting policies and recognize net deferred tax assets associated with the fair value adjustments recorded in the Merger.
H.To record core deposit intangible assets of $50.3 million which will be amortized on an accelerated basis over a period of 10 years.
I.To record goodwill resulting from the difference between the purchase price and identifiable net assets as follows:

(dollars in thousands)
Purchase price allocation
Total Merger consideration	$184,996
Olympic Net Assets at Fair Value
Assets
Cash and cash equivalents	158,516
Investment securities	313,704
Loans receivable, net	953,697
Premises and equipment, net	27,551
Federal Home Loan Bank stock, at cost	2,349
Bank owned life insurance	37,625
Accrued interest receivable	5,648
Prepaid expenses and other assets	21,078
Other intangible assets, net	50,305
Total assets	1,570,473
Liabilities
Deposits	1,394,742
Accrued expenses and other liabilities	23,904
Total liabilities	1,418,646

Exhibit 99.3

Net assets acquired	151,827
Preliminary goodwill	33,169
J.Adjustment to reflect the estimate of fair value on time deposits with an estimated life of approximately five months.
K.Adjustment to reflect the payoff of Olympic borrowings.
L.Redemption of Olympic subordinated debt.
M.Pay out of Olympic company benefit plans and reclassification of unearned income on solar leases to loans and leases receivable and accrual for Merger costs.
N.Adjustments to shareholder’s equity:

(dollars in thousands)
To eliminate Olympic shareholders’ equity	$(148,079)
To reflect issuance of Heritage common stock in the Merger	184,996
To reflect Heritage Merger related costs, net of tax	(18,524)
$18,393
O.Adjustment reflects the yield adjustment for interest income on loans. The fair value adjustments for loans will be accreted through loan interest income over the estimated life of the portfolio. The weighted average remaining life of the loan portfolio was estimated at approximately three years.
P.Adjustment reflects the yield adjustment for interest income on investments. The fair value adjustments for investments will be accreted through investment interest income over the estimated life of the portfolio. The weighted average remaining life of the investment portfolio was estimated at approximately five years.
Q.To record estimated premium amortization on Olympic time deposits.
R.To remove interest expense related to Olympic borrowings.
S.To remove interest expense related to Olympic subordinated debt.
T.Adjustments to noninterest expense:

(dollars in thousands)
Core deposit intangible amortization	$10,791
Fixed asset depreciation	205
Heritage Merger related costs	22,935
$33,931
U.To record tax effects of the Olympic pro forma adjustments at an estimated tax rate of 21.0%.
V.Adjustment to weighted-average shares of Heritage’s common stock outstanding to eliminate weighted-average shares of Olympic capital stock outstanding and to reflect the estimated number of shares of Heritage’s common stock to be issued to holders of Olympic capital stock using an exchange ratio of 45.0.